Exhibit 3.91

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DATA DEVICE CORPORATION

Data Device Corporation (the "Company") originally filed its Certificate of Incorporation with the Secretary of State of Delaware on October 23, 1970, is organized and existing under the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1.     The Board of Directors of the Company duly adopted resolutions by written consent in lieu of a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware proposing and declaring advisable the following amendment to the Certificate of Incorporation (the "Certificate") of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate is hereby amended by striking out Article SEVENTH thereof and by substituting in lieu of said paragraph the following:

"SEVENTH: Reserved."

2.     This Certificate of Amendment of Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.     That thereafter, pursuant to a resolution of the Board of Directors and in lieu of a meeting of stockholders, the stockholder s gave their approval of said amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4.     That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5.     That said amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Data Device Corporation has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 14th day of July, 2014.

Data Device Corporation

By: /s/ William Riley
Name: William Riley
Title: Vice President of Finance and Secretary